Exhibit 10.10

LONG TERM INCENTIVE RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

[Director Version 2017 Plan, Settle as Vests]
This Agreement is made as of <<Grant Date>> (the “Grant Date”) by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the “Company”) and <<Participant Name>> (the “Director”).
In 2017, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “Plan”). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Director under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.
The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Director as an inducement to remain in the service of the Company and as an incentive for increased efforts during such service.
The Committee, on behalf of the Company, grants to the Director an award of <<# Granted>> restricted stock units (the “RSUs”), which is equal to an equivalent number of shares of the Company’s common stock, par value of $.01 per share (the “Common Stock”).
The award is made upon the following terms and conditions:
1.Vesting.

(a)The RSUs will vest on [Vest Date].

(b)In the event of (i) the Director’s death; or (ii) the Director’s Disability, any RSUs that are unvested and remain outstanding through such time shall immediately vest upon such event.

(c)In the event of a Change in Control, any RSUs that are unvested and remain outstanding through such time shall immediately vest upon the Change in Control.

The first date at which the shares become vested as described above is referred to herein as the “Vesting Date.” All RSUs will be forfeited upon the termination of the Director’s directorship or other service relationship with the Company before the Vesting Date for any reason, after taking into account any accelerated vesting that may occur upon such date because the termination was due to the Director’s death or Disability.
2.Settlement. Within sixty (60) days following the applicable Vesting Date, the Director shall receive the number of shares of Common Stock that correspond to the number of RSUs that become vested on the applicable Vesting Date.

3.Adjustment. The Committee shall make equitable substitutions or adjustments in the RSUs as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company.

4.Rights as Stockholder.

(a)Until the RSUs vest and are settled in shares of Common Stock, the Director shall have no rights as a stockholder of the Company. The vested RSUs will be settled in shares of Common Stock and issued in the form of a book entry registration.

(b)Prior to the Vesting Date, the Director may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs. The RSUs have Dividend Equivalent Rights subject to the same vesting requirements as stated in Section 1 of this agreement and such rights are subject to forfeiture to the same extent as the underlying RSUs. Such Dividend Equivalent Rights will be paid at the same time the underlying Common Stock is delivered as stated in Section 2 of this agreement.

5.No Limitation on Rights of the Company. The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.Directorship. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company will continue to retain the Director, or as affecting in any way the right of the Company to terminate the service of the Director at any time.

7.Government Regulation. The Company’s obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.Withholding. The Company will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Director or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock. For purposes of withholding, Fair Market Value shall be equal to the closing price of the Common Stock on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

9.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and any notice to the Director (or other person entitled to receive the RSUs) will be addressed to such person at the Director’s address now on file with the Company, or to such other address as either may designate to the other in writing. Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

10.Administration. The Committee administers the Plan. The Director’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which may be accessed through the Fidelity NetBenefits website, including any guidelines the Committee adopts from time to time.

11.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

12.Sole Agreement. This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement. This Agreement may only be amended by written agreement between the Company and the Director. Director expressly acknowledges that the form of the grant agreement that the Director accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this RSU award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity. The terms of this Agreement will govern the Director’s award in the event of any inconsistency with the agreement viewed or accepted by the Director on the Fidelity NetBenefits website.

13.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

14.Privacy. Director acknowledges and agrees to the Company transferring certain personal data of such Director to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Director expressly gives his consent to the Company and the Company to process such personal data.

15.Code Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Director to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Director shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.